Filed pursuant to Rule 424(b)(1)
Registration File No. 333-214381

PROSPECTUS

53,171,770 Shares of
Class A Common Stock
Issuable upon Exchange of Unit Warrants
We are offering up to 53,171,770 shares of Class A Common Stock, par value $0.08 per share, that are issuable upon the exercise of Unit Warrants previously offered and sold by us on May 2, 2014. Each Unit Warrant represents the right to purchase one share of Class A Common Stock, at any time and from time to time until May 2, 2018 at an exercise price of $1.00 per share.
Shares of our Class A Common Stock are listed on both the NASDAQ Global Select Market and the Prague Stock Exchange under the symbol "CETV." On  October 31, 2016, the last reported sale price on the NASDAQ Global Select Market of our Class A Common Stock was $2.45 per share.
Investing in shares involves certain risks. You should fully consider the risk factors included in our most recent periodic reports filed with the U.S. Securities and Exchange Commission, which are incorporated herein by reference, and in any prospectus supplement or other documents incorporated by reference.
Neither the U.S. Securities and Exchange Commission, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.   The securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.
The date of this prospectus is November 16, 2016.

ABOUT THIS PROSPECTUS
Unless the context otherwise indicates, the terms "CME," the "Company," "we," "us" and "our" refer to Central European Media Enterprises Ltd. ("CME Ltd.") and its consolidated subsidiaries. All of the dollar amounts in this prospectus are expressed in U.S. dollars, except where otherwise indicated. References to "dollars" or "$" are to U.S. dollars.
This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. It omits some of the information contained in the registration statement and reference is made to the registration statement for further information with regard to us and the securities being offered by the selling shareholders. Any statement contained in the prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed.
You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement we may authorize to be delivered to you. We have not authorized anyone to provide you with information or make any representation that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date subsequent to the date set forth on the front cover of this document or that any information we have incorporated herein by reference is correct on any date subsequent to the date of the prospectus incorporated by reference, regardless of the time of delivery of this prospectus. Further, you should not consider any information in this prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities. For further information, please see the section of this prospectus entitled "Where You Can Find More Information."
The permission of the Bermuda Monetary Authority is required, pursuant to the provisions of the Exchange Control Act 1972 and related regulations, for all issuances and transfers of securities (which would include our Class A Common Stock) of Bermuda companies to or from a non-resident of Bermuda for exchange control purposes, other than in cases where the Bermuda Monetary Authority has granted a general permission. The Bermuda Monetary Authority, in its notice to the public dated June 1, 2005, has granted a general permission for the issue and subsequent transfer of any securities (which would include our Class A Common Stock) of a Bermuda company from and/or to a non-resident of Bermuda for exchange control purposes for so long as any equity securities of the Company (which would include our Class A Common Stock) are listed on an "Appointed Stock Exchange" (which includes the NASDAQ Stock Market). In granting the general permission, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.
This prospectus is not a prospectus within the meaning of Czech Act No. 256/2004 Coll., as amended on Doing Business on Capital Markets (the "Czech Capital Markets Act"), does not constitute and is not intended to constitute an offering of the shares of Class A Common Stock underlying Unit Warrants and/or any other instruments to the public in the Czech Republic and is not intended for distribution to the public in the Czech Republic, except for the distribution hereof as a part of a prospectus within the meaning of the Czech Capital Markets Act approved by the Czech National Bank ("CNB") or other competent EU regulator and passported into the Czech Republic. No notification has been made to, no application for any approval or permit has been sought or obtained from, the CNB in connection with this prospectus and no application has been made, and no permit has been sought or obtained, under this prospectus for (i) accepting any instruments to trading on a regulated market in the Czech Republic, or (ii) public offering of any instruments in the Czech Republic. Any offering of any instruments in the Czech Republic and/or any distribution of this prospectus in the Czech Republic can only be made under (a) one or more exemptions from the obligation to publish a prospectus within the meaning of the Czech Capital Markets Act available under Section 35(2) of the Czech Capital Markets Act, including, but not limited to, offering and/or distribution addressed exclusively to "qualified investors" as defined in the Czech Capital Markets Act, or (b) a prospectus within the meaning of the Czech Capital Markets Act approved by the CNB or other competent EU regulator and passported into the Czech Republic.

EXPLANATORY STATEMENT
We have an existing “shelf” registration statement, File no. 333-194209, that was declared effective on March 24, 2014 and which expires on March 24, 2017 pursuant to Rule 415(a)(5) under the Securities Act. Of the securities registered pursuant to such registration statement, 53,171,770 shares of Class A Common Stock issuable upon exercise of outstanding Unit Warrants remain outstanding and unsold. We have filed the registration statement of which this prospectus is a part for the sole purpose of ensuring that an effective registration statement covers the shares of Class A Common Stock issuable upon exercise of such Unit Warrants.
FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements, including those relating to our capital needs, business strategy, expectations and intentions. Statements that use the terms "believe," "anticipate," "trend," "expect," "plan," "estimate," "forecast," "should," "intend" and similar expressions of a future or forward-looking nature identify forward-looking statements for purposes of the U.S. federal securities laws or otherwise. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements contained in this report.
Important factors that contribute to such risks include, but are not limited to, those factors set forth under the risk factors incorporated by reference into this prospectus as well as the following:

•	levels of television advertising spending and the rate of development of the advertising markets in the countries in which we operate;

•	the effect of global economic uncertainty on our markets;

•	the extent to which our liquidity constraints and debt service obligations restrict our business;

•	our success in continuing our initiatives to diversify and enhance our revenue streams;

•	our ability to make cost-effective investments in our television businesses, including investments in programming;

•	our ability to develop and acquire necessary programming and attract audiences;

•	our ability to refinance our existing indebtedness;

•	changes in the political and regulatory environments where we operate and in the application of relevant laws and regulations;

•	our exposure to additional tax liabilities; and

•	the timely renewal of broadcasting licenses and our ability to obtain additional frequencies and licenses.
Please refer to the risk factors and other cautionary statements in our SEC reports, including, but not limited to, our Quarterly Report on Form 10-Q for the period ended September 30, 2016 filed with the SEC on October 25, 2016, as may be revised or supplemented by our Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K (as such reports may be amended) to better understand the risks and uncertainties inherent in our business and underlying any forward looking statements.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

PROSPECTUS SUMMARY
Our Company
We are a media and entertainment company operating in Central and Eastern Europe. Our assets are held through a series of Dutch and Curaçao holding companies. We broadcast 36 free-to-air and subscription television channels primarily in six countries: Bulgaria, Croatia, the Czech Republic, Romania, the Slovak Republic and Slovenia. All of these countries are members of the European Union. We broadcast to approximately 50 million people across these six countries, which had estimated combined television advertising spending of approximately $827.0 million in the year ended December 31, 2015.
Our revenues are primarily generated through the sale of advertising on our television channels. We also charge fees to cable and satellite operators for carriage of our channels on their platforms. Each country also develops and produces content for their television channels. Our main general entertainment television channels in each of our main countries are generally distributed on a free-to-air basis terrestrially as well as via cable and satellite. Our other channels are generally distributed via cable and satellite.
Corporate information
We were incorporated under the laws of Bermuda on June 15, 1994. Paragraph 6 of our memorandum of association states our objective to, among other things, act as and perform all of the functions of a holding company and to provide financing and financial services to our subsidiaries and affiliates. We are registered with the Registrar of Companies in Bermuda with registration number 19574. Our website is located at www.cme.net. The information on our website is not part of this prospectus or any prospectus supplement.
Our registered office is located at O'Hara House, 3 Bermudiana Road, Hamilton HM08, Bermuda, and our telephone number is +1-441-296-1431. A subsidiary of CME maintains offices at Krízeneckého nám. 1078/5, 152 00 Prague 5, Czech Republic.
RISK FACTORS
An investment in the shares of Class A Common Stock issuable upon exercise of the Unit Warrants involves a high degree of risk. Before making a decision to invest in shares of Class A Common Stock you should carefully consider the risk factors described in our most recent periodic reports, as well as the other information contained in or incorporated by reference into this prospectus and any related prospectus supplement or free writing prospectus. This prospectus contains forward-looking statements as discussed on page 2 of this prospectus. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors. These risks and uncertainties are not the only ones we may face. Additional risks and uncertainties of which we are not aware, or that we currently deem immaterial, may also become important factors that affect our financial condition, results of operations and cash flows.
USE OF PROCEEDS
We will receive estimated gross proceeds of approximately $53 million if all the outstanding Unit Warrants are exercised. Except as otherwise provided in an applicable prospectus supplement, we will use the proceeds we receive from the exercise of Unit Warrants for the repayment of debt, the payment of interest and guarantee fees on outstanding debt, and additions to working capital.
DIVIDEND POLICY
We have not declared or issued any dividends in the past, and we intend to retain future earnings, if any, for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK
As of September 30, 2016, our authorized share capital was: (a) 440,000,000 shares of Class A Common Stock, par value $.08 per share, (b) 15,000,000 shares of Class B common stock, par value $.08 per share (the "Class B Common Stock"), and (c) 5,000,000 shares of preferred stock, par value $.08 per share (the "Preferred Stock"), of which one share is designated "Series A Convertible Preferred Stock" and is referred to herein as the "Series A Preferred Stock" and 200,000 shares are designated "Series B Convertible Redeemable Preferred Stock," which are referred to herein as "Series B Preferred Stock." As of September 30, 2016, there were 142,398,021 shares of Class A Common Stock issued and outstanding and 239,199,840 reserved for issuance, no shares of Class B Common Stock issued and outstanding, one share of Series A Preferred Stock issued and outstanding and 200,000 shares of Series B Preferred Stock issued and outstanding.
The following statements are summaries of certain provisions of our memorandum of association, bye-laws and the Companies Act 1981, as amended, of Bermuda (the "Companies Act"). These summaries do not purport to be complete and are qualified in their entirety by reference to all of the provisions of our memorandum of association and bye-laws, each of which have been incorporated by reference into this prospectus. Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws.
Class A Common Stock
The holders of shares of Class A Common Stock are entitled to one vote per share and are entitled to vote as a single class together with the holders of shares of Class B Common Stock on all matters subject to shareholder approval, except that the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock will each vote as a separate class with respect to any proposed "going private" transactions (as defined in our bye-laws and summarized below) between us and Ronald S. Lauder or any of his affiliates and with respect to any matter requiring class voting by the Companies Act. The holders of issued and outstanding shares of Class A Common Stock are entitled to receive dividends as and when declared by our board of directors, pari passu with the holders of shares of Class B Common Stock, out of funds legally available therefor, subject to any preferred dividend right of the holders of any preferred stock. Under Bermuda law, a company shall not declare and pay dividends from time to time if there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than its liabilities. The holders of shares of Class A Common Stock have no preemptive or cumulative voting rights and no rights to convert their shares of Class A Common Stock into any other securities. In the event of our dissolution or winding up, the holders of shares of Class A Common Stock are entitled to receive and share ratably and equally in our remaining assets, if any, pari passu with the holders of shares of Class B Common Stock, after the payment of all of our debts and liabilities and subject to any liquidation preference on any issued and outstanding shares of preferred stock.
Our bye-laws provide that our board of directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of any shares of Class A Common Stock to more than four joint holders, or if the transfer of such shares is restricted by an employee plan. Our board of directors may decline to recognize any instrument of transfer unless it is accompanied by the relevant share certificate and such other evidence of the transferor's right to make the transfer as our board of directors shall reasonably require. Subject to the foregoing, a holder of shares of Class A Common Stock may transfer the title to all or any of his shares by an instrument of transfer in the usual or common form or in any other form approved by the board of directors. The instrument of transfer must be signed by the transferor and the transferee, although our board of directors may, in any case which it thinks fit in its discretion to do so, accept the instrument signed only by the transferor.
Our bye-laws further provide that nothing in the bye-laws shall impair the settlement of transactions entered into through the facilities of the NASDAQ Stock Market except as provided by such exchange.
A register of holders of shares of Class A Common Stock is maintained by Citco (Bermuda) Limited in Bermuda, and a branch register is maintained in the United States by our transfer agent, American Stock Transfer and Trust Company, LLC.

Class B Common Stock
The holders of shares of Class B Common Stock are entitled to ten votes per share and are entitled to vote as a single class together with the holders of shares of Class A Common Stock on all matters which are subject to shareholder approval, except that the holders of the shares of Class A Common Stock and the holders of shares of Class B Common Stock will each vote as a separate class with respect to any proposed "going private" transactions (pursuant to Rule 13e-3 under the Exchange Act) between us and such holders and any matter requiring class voting by the Companies Act. The holders of the issued shares of Class B Common Stock are entitled to receive dividends as and when declared by the board of directors, pari passu with the holders of shares of Class A Common Stock, out of funds legally available therefor, subject to any preferred dividend right of the holders of any preferred stock. Under Bermuda law, a company shall not declare and pay dividends from time to time if there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than its liabilities. The holders of the shares of Class B Common Stock have no preemptive or cumulative voting rights. The holders of the shares of Class B Common Stock have the right to convert their shares of Class B Common Stock into shares of Class A Common Stock at their option and on a one to one basis, and all shares of Class B Common Stock will automatically convert into shares of Class A Common Stock on a one to one basis when the number of shares of Class B Common Stock issued and outstanding represent less than 10% of the combined total number of shares of Class A Common Stock and shares of Class B Common Stock issued and outstanding. In the event of our dissolution or winding up, the holders of shares of Class B Common Stock are entitled to receive and share ratably and equally in our remaining assets, if any, pari passu with the holders of shares of our Class A Common Stock, after the payment of all of our debts and liabilities and subject to any liquidation preference on any issued and outstanding shares of preferred stock.
Pursuant to the Investor Rights Agreement (described below), we cannot issue, among other things, Class B Common Stock without the consent of Time Warner Inc. ("Time Warner" which, unless the context indicated otherwise, includes Time Warner Inc. and its affiliates other than us).
The transfer agent and registrar for shares of our Class B Common Stock is Citco (Bermuda) Limited in Bermuda.
Preferred Stock
Subject to the Companies Act and our memorandum of association and bye-laws, shares of our Preferred Stock may be issued from time to time as determined by our board of directors, without shareholder approval. Such shares of Preferred Stock may be issued in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by our board of directors. Our board of directors, without shareholder approval, could issue shares of Preferred Stock with voting and conversion rights which could adversely affect the benefit of any voting power and the benefit of other rights of the holders of shares of Class A Common Stock and which could be used by us as an anti-takeover measure such as a "poison pill" without any further action by the holders of shares of Class A Common Stock. This may have the effect of delaying, deferring or preventing a change of control of us by increasing the number of shares necessary to gain control of us.
Terms of Series A Preferred Stock
On July 3, 2012, we issued a single share of Series A Preferred Stock to an affiliate of Time Warner Inc. ("TW Investor") in reliance on an exemption from registration afforded by Section 4(2) of the Securities Act. The share of Series A Preferred Stock is convertible into 11,211,449 shares of Class A Common Stock on the date that is 61 days after the date on which the number of outstanding shares of Class A Common Stock owned by TW Investor, when aggregated with any outstanding shares of Class A Common Stock held by any group (as this term is used in Section 13(d)(3) of the Exchange Act) that includes Time Warner and any of its affiliates, would not result in Time Warner being a beneficial owner (as such term is used in Section 13(d)(3) of the Exchange Act) of more than 49.9% of the outstanding shares of Class A Common Stock of the Company. The Series A Preferred Stock has such other rights, powers and preferences, including potential adjustments to the number of Class A Common Stock to be issued, as are set forth in the Certificate of Designation of the Series A Preferred Stock, which is incorporated by reference to the registration statement of which this prospectus forms a part.

Terms of Series B Preferred Stock
On June 25, 2013, we issued and sold 200,000 shares of our Series B Preferred Stock to TW Investor for an aggregate purchase price of $200.0 million.
The initial stated value of the Series B Preferred Stock of US$ 1,000 per share accretes at an annual rate of 7.5%, compounded quarterly, from and including June 25, 2013, the date of issuance, to but excluding the third anniversary of the date of issuance, and at an annual rate of 3.75%, compounded quarterly, from and including the third anniversary of the date of issuance to but excluding the fifth anniversary of the date of issuance. We have the right from June 25, 2016 to pay cash to the holder in lieu of any further accretion. From June 25, 2016, each share of Series B Preferred Stock may, at the holder's option, be converted into the number of shares of our Class A Common Stock determined by dividing (i) the accreted stated value plus accrued but unpaid dividends, if any, in each case as of the conversion date, by (ii) the conversion price, which was approximately US$ 2.42 at June 30, 2016, but is subject to adjustment from time to time pursuant to customary weighted-average anti-dilution provisions with respect to our issuances of equity or equity-linked securities at a price below the then-applicable conversion price (excluding any securities issued under our benefit plans at or above fair market value). We have the right to redeem the Series B Preferred Stock in whole or in part from June 25, 2016, upon 30 days' written notice. The redemption price of each outstanding share of Series B Preferred Stock is equal to its accreted stated value plus accrued but unpaid dividends, if any, in each case as of the redemption date specified in the redemption notice. After receipt of a redemption notice, each holder of Series B Preferred Stock will have the right to convert, prior to the date of redemption, all or part of such Series B Preferred Stock to be redeemed by us into shares of our Class A Common Stock in accordance with the terms of conversion described above.
Holders of the Series B Preferred Stock have no voting rights on any matter presented to holders of any class of our capital stock, with the exception that they may vote with holders of shares of our Class A Common Stock (i) with respect to a change of control event or (ii) as provided by our bye-laws or applicable Bermuda law. Holders of Series B Preferred Stock will participate in any dividends declared or paid on our Class A Common Stock on an as-converted basis. The Series B Preferred Stock will rank pari passu with our Series A Preferred Stock and senior to all other equity securities of the Company in respect of payment of dividends and distribution of assets upon liquidation. The Series B Preferred Stock have such other rights, powers and preferences as are set forth in the Certificate of Designation for the Series B Preferred Stock.
In addition to any other rights provided by law or our memorandum of association or bye-laws of the Company, so long as Time Warner (together with its affiliates) owns more than 50.0% of the Series B Preferred Stock and does not have more than 50.0% of the voting power of the outstanding voting securities of the Company, we will not, and will not permit any of our subsidiaries to, without the prior written consent of Time Warner, whether by reclassification, reorganization, merger, consolidation, acquisition, operation of law or otherwise: (a) amend or modify our organizational documents in a manner adverse to the Series B Preferred Stock; (b) authorize, designate, create or issue any equity securities that are senior to or pari passu with the Series B Preferred Stock in respect of the right to receive dividends or to receive distributions of assets of the Company upon a liquidation event or a change of control event; (c) authorize, designate, create or issue any equity securities that are senior to the Class A Common Stock with respect to voting power; (d) declare or pay any dividend or distribution in respect of any equity securities (other than dividends payable to us or any of our subsidiaries or to the holders of Series B Preferred Stock); (e) issue any equity securities of any of our subsidiaries to any person or entity (other than to us or any of our wholly owned subsidiaries); (f) authorize or effect a liquidation event or adopt any plan for the same, restructure any material indebtedness or effect any reorganization, recapitalization or reclassification or consent to any of the foregoing; (g) effect any sale, transfer or other disposition of any material assets (other than to us or any of our subsidiaries), in each case, in one transaction or in a series of related transactions; (h) incur or suffer to exist any lien or encumbrance on our material assets or those of any of our subsidiaries other than Permitted Liens (as defined in the indenture governing our 9.0% Senior Secured Notes due 2017, which we redeemed in December 2014 (the "2017 Fixed Rate Notes"); (i) redeem any securities other than the Series B Preferred Stock; (j) enter into or effect any transaction or series of transactions between any of our affiliates and us or any of our subsidiaries having a value greater than $100,000 (other than transactions solely between or among us and/or any of our wholly owned subsidiaries or any such transactions between Time Warner or its subsidiaries and us or any of our subsidiaries); (k) engage in any business other than a Permitted Business (as defined in the indenture governing the 2017 Fixed Rate Notes); (l) invest in or acquire any material business or entity, other than investments in or acquisitions or restructurings of any of our subsidiaries; or (m) agree or commit to do any of the foregoing actions.
The Series B Preferred Stock have such other rights, powers and preferences as are set forth in the Certificate of Designation for the Series B Preferred Stock, which is incorporated by reference to the registration statement of which this prospectus forms a part.

Investor Rights Agreement
We are party to an investor rights agreement (the "Investor Rights Agreement") with Time Warner, Mr. Ronald Lauder, RSL Savannah LLC, RSL Investments LLC, RSL Investment Corporation. The Investor Rights Agreement establishes certain restrictions on transfers by Time Warner and its permitted transferees (collectively, the "Time Warner Investors") of the shares of Class A Common Stock and Class B Common Stock beneficially owned by the Time Warner Investors as of the date of the Investor Rights Agreement (the "Shares"), and by Mr. Lauder on the shares of Class A Common Stock and Class B Common Stock beneficially owned by Mr. Lauder, RSL Savannah, RSL Investments LLC, RSL Investments Corporation and permitted transferees (which we collectively refer to herein as the "RSL investors"). The Investor Rights Agreement also regulates the conduct of the Time Warner Investors and the RSL investors in respect of transactions that may result in a change of control of the Company. This description of the Investor Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to the Investor Rights Agreement, which is incorporated by reference to the registration statement of which this prospectus forms a part.
Change of Control.    In the event our board of directors determines to approve or recommend to our shareholders an offer or proposal in respect of a change of control transaction of the Company and the Time Warner Investors own at least 25% of the Shares at such time, the Time Warner Investors will have the right for a period of ten days from notice of such offer or proposal to make an alternative offer or proposal for a change of control transaction. If an alternative offer or proposal from the Time Warner Investors is more favorable to the Company's shareholders from a financial point of view, the board of directors will approve and recommend to the Company's shareholders such alternate proposal and the RSL investors will accept such alternate proposal; provided, that the board of directors will not be obliged to recommend such alternate proposal from the Time Warner Investors if it has received a subsequent proposal that is more favorable to the Company's shareholders than the alternative proposal from Time Warner from a financial point of view.
Preemptive Rights.    Subject to certain exceptions, we will grant the Time Warner Investors preemptive rights in the event of future offerings of our equity securities in order to allow the Time Warner Investors to preserve their pro rata economic interest.
Board Rights.    Until the conclusion of the Company's first annual general meeting following the termination of the voting agreement, to the extent that the Time Warner Investors collectively beneficially own at least 10% of the Class A Common Shares, and subject to fulfillment of the criteria for director nominees established by the Company's Bye-Laws and its Corporate Governance/Nominating Committee, the Company agrees to designate two persons designated by Time Warner as director nominees in the Company's proxy statement and proxy card with respect to future annual general meetings of shareholders of the Company and special meetings of shareholders of the Company at which directors are elected, provided that the Company shall not be required to take any action or enforce any agreement if in the Company's reasonable judgment such action or the enforcement of such agreement would violate or result in the violation of any applicable law.
Limitations on Issuances of New Securities.    For so long as the Time Warner Investors own at least 25% of the Shares, we will agree that we will not, without the consent of the Time Warner Investors, authorize an increase in the number of authorized shares or issue any shares or securities convertible into or exchangeable for shares other than (i) Class A Common Stock, (ii) options, warrants, restricted stock units and other similar securities exercisable for or convertible into Class A Common Stock which are issued to our employees, officers, directors and consultants pursuant to employee benefit, stock option, stock option exchange and stock purchase plans maintained by us up to such amounts under such plans as are approved by the Board or (iii) the Series A Preferred Stock or Series B Preferred Stock to Time Warner.
Registration Rights Agreement
Under the registration rights agreement, dated May 18, 2009, by and between the Company and Time Warner, Time Warner received the right to make up to two demand registrations with respect to any securities issued by the Company in any consecutive twelve-month period (subject to requesting a minimum amount of equity securities to be registered), the right to request a shelf registration and piggyback registration rights (subject to customary cutbacks). We are also obligated to use our commercially reasonable efforts to file a shelf registration statement with respect to the equity securities to be registered, upon the request of Time Warner.

DESCRIPTION OF CERTAIN PROVISIONS OF BERMUDA LAW AND
OUR MEMORANDUM OF ASSOCIATION AND BYE-LAWS
Meetings of Shareholders
Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year (referred to as the annual general meeting) unless the company has, by resolution in a general meeting, elected to dispense with the holding of annual general meetings. When the requirement has been waived any member may, on notice to the Company, terminate the waiver, in which case an annual general meeting must be called. Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days' advance notice of a general meeting, but the accidental omission to give notice to, or the non-receipt of a notice by, any person does not invalidate the proceedings at a meeting. Our bye-laws provide that our board of directors may convene an annual general meeting or a special general meeting. Under our bye-laws, in general, at least 14 clear days' notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such shorter notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting together holding not less than 95% in nominal value of the shares entitled to vote at such meeting. The quorum required for a general meeting of shareholders is such number of shareholders holding a majority of the total issued voting shares and present in person or by proxy.
Variation of Rights
If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of at least 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by at least 75% of the votes cast at a separate general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares.
Capitalization of Profits and Reserves
Pursuant to our bye-laws, our board of directors may: (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for dividend or distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.
Anti-takeover Protections
Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions provide for discretion conferred upon our board of directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval. This could impede the ability of one or more shareholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control of our management. Our bye-laws also establish an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors. These provisions could make it more difficult for a third party to acquire us, even if the third party's offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.
Amendment of Memorandum of Association and Bye-laws
Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our board of directors and by an ordinary resolution of the holders of shares of Class A Common Stock and shares of Class B Common Stock voting together as a single class.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company's issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.
Differences in Corporate Law
Bermuda law and the Companies Act differ in certain respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain material differences between Bermuda law and Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us or our shareholders.
Fiduciary Duty; Interested Directors.    Under Bermuda law, at common law, the directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and to exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (a) a duty to act in good faith in the best interests of the company; (b) a duty not to make a personal profit from opportunities that arise from the office of director; (c) a duty to avoid conflicts of interest; and (d) a duty to exercise powers for the purpose for which such powers were intended. In addition, the Companies Act imposes a specific duty on directors and officers of a Bermuda company to act honestly and in good faith with a view to the best interests of the company and requires them to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act also imposes various duties on officers of a company with respect to certain matters of management and administration of the company. Our bye-laws provide that no director or officer shall be disqualified by his office from entering into a contract or arrangement with us nor can such director be liable to us for any profit realized pursuant to such a transaction provided the nature of such director's or officer's interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law no such transaction would be voidable if (a) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (b) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders or (c) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.
Amalgamation, Merger and Other Business Combinations.    We may acquire the business of another Bermuda company or a company incorporated outside Bermuda and carry on such business when it is within the objects of our memorandum of association. We may amalgamate or merge with another Bermuda company or with a company incorporated in another jurisdiction which permits such a company to amalgamate or merge with a Bermuda company, subject to board and certain shareholder approval (except for an amalgamation or merger between certain affiliates). Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder's shares may, within one month of notice of the shareholders meeting to consider the amalgamation or merger, apply to the Supreme Court of Bermuda to appraise the fair value of such shareholder's shares. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued shares entitled to vote. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such stockholder would otherwise receive in the transaction.
Takeovers.    Under Bermuda law, an acquiring party is generally able to acquire compulsorily the shares of minority shareholders in the following ways:

•
By a procedure under the Companies Act known as a "scheme of arrangement." A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of shares representing in the aggregate a majority in number and at least 75% in value of the shareholders present and voting either in person or by proxy at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•
If the acquiring party is a company, it may compulsorily acquire all the shares of the target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice require any non-tendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, non-tendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror's notice of its intention to acquire such shares) orders otherwise.

•
Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Shareholder's Suit.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda.
However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond the corporate power of the Company or is illegal or would result in the violation of our memorandum of association or bye-laws.
Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than that which actually approved it. When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorney fees incurred in connection with such action.
Indemnification of Directors and Officers.    Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any loss or liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Our bye-laws provide that our directors, officers, any person appointed to any committee by the board of directors and certain other persons (and their respective heirs, executors or administrators) in their capacity as such shall be indemnified and held harmless by us in respect of their acts or omissions, except in respect of their fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

Our bye-laws also provide that our shareholders waive any claim or right of action that they might have, both individually and on our behalf, against any of our directors or officers in relation to any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Our bye-laws provide that the indemnity and waiver of claims provided in our bye-laws shall extend, as a matter of contract, between each shareholder and each former director and officer of the Company (and their respective heirs, executors or administrators) to any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trust by the former directors or officers of the Company. The indemnification provided in our bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda which will include our memorandum of association (including its objects and powers) and any alteration to the memorandum of association and documents relating to an increase or reduction of authorized capital. The shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of members is also open to inspection by shareholders and by members of the public without charge. We are required to maintain our register of members in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection to shareholders and to members of the public without charge. With effect from December 31, 2016, a company is also required to file with the Registrar of Companies in Bermuda a list of its directors to be maintained on a register, and such register shall be available for public inspection subject to such conditions as the Registrar may impose and on payment of such fee as may be prescribed. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.
Certain Other Provisions of Bermuda Law
We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to United States residents who are holders of shares of our Class A Common Stock and other securities. General permission under the Exchange Control Act 1972 (and its related regulations) was obtained by the Company from the Bermuda Monetary Authority for the issue and transfer of shares of Class A Common Stock and other securities to and between non-residents of Bermuda for exchange control purposes provided shares of our Class A Common Stock remain listed on an appointed stock exchange, which includes the NASDAQ Stock Market.
In addition, under the Exchange Control Act 1972 (and its related regulations), the Bermuda Monetary Authority has granted general permission in its notice to the public dated June 1, 2005, where equity securities of a Bermuda company are and remain listed on an appointed stock exchange, for the issue and subsequent transfer of any securities of the company (which would include Class A Common Stock and the Unit Warrants) from and/or to a non-resident of Bermuda for so long as any equity securities of the company remain so listed.
The Bermuda Monetary Authority has also granted consent for the issue and transfer of up to 20% of the shares of our Class A Common Stock in issue from time to time to persons resident in Bermuda for exchange control purposes without the need to obtain prior approval.
In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding the recording of any such special capacity we are not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.
We will take no notice of any trust applicable to any of our shares whether or not we had notice of such trust.

PLAN OF DISTRIBUTION
We are offering up to 53,171,770 shares of Class A Common Stock issuable upon the exercise of outstanding Unit Warrants. We are not offering any new warrants or any other shares pursuant to the registration statement of which this prospectus is a part.
Exercise of Unit Warrants.    The Unit Warrants were issued on May 2, 2014 and are exercisable at any time up through May 2, 2018 at an exercise price of $1.00 per share. The Unit Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed notice of election accompanied by payment in full for the number of shares of Class A Common Stock purchased upon such exercise.
In the event that a registration statement covering shares of Class A Common Stock underlying the Unit Warrants, or an exemption from registration, is not available for the issuance or resale of such shares a holder may, in its sole discretion, exercise a Unit Warrant in whole or in part at such time by means of a “cashless exercise” and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of Class A Common Stock determined according to the formula set forth in the Unit Warrant Agreement.
Prior Offer and Sale of the Unit Warrants.    The Unit Warrants were offered and sold pursuant to a prospectus supplement dated March 24, 2014 filed with the SEC on March 24, 2014, which is part of Registration Statement on Form S-3/A, File No. 333-194209, filed with the SEC on March 21, 2014.
In connection with the offering identified in the prospectus supplement dated March 24, 2014, we agreed to indemnify the dealer manager and its affiliates against certain liabilities, including liabilities under the federal securities laws. The form of dealer manager agreement is included as an exhibit to our Registration Statement on Form S-3/A, File No. 333-194209, filed with the SEC on March 21, 2014.
Unit Warrant Agent and Transfer Agent.    The Warrant Agent for the Unit Warrants and transfer agent for our Class A Common Stock is American Stock Transfer & Trust Company, LLC, located in New York, NY. Shares of our Class A Common Stock are listed on the NASDAQ Global Select Market and the Prague Stock Exchange under the symbol "CETV."
LEGAL MATTERS
Conyers Dill & Pearman Limited will pass upon certain Bermuda law matters, including the validity of the shares of Class A Common Stock issuable upon exercise of the Unit Warrants. In connection with the preparation of this prospectus, Conyers Dill & Pearman Limited has relied upon the information provided to it by the Company, and has not made any systematic effort to verify the information contained herein. The Company has also been advised as to certain legal matters by Covington & Burling LLP, New York, New York.
EXPERTS
The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and their copy charges.
The information incorporated by reference herein is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces such information until we issue all of the shares of Class A Common Stock covered by this prospectus upon exercise of the Unit Warrants or the sale of shares of Class A Common Stock issuable upon exercise of the Unit Warrants pursuant to this prospectus is terminated.

The following documents filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof "furnished" to the SEC:

•
our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 22, 2016, as amended by our Annual Report on Form 10-K/A filed with the SEC on April 27, 2016. The Company adopted ASU 2015-03 Simplifying the Presentation of Debt Issuance Costs, retrospectively in the first quarter ended March 31, 2016. The guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct reduction of the carrying amount of that liability. Because the amounts were not material, the previously issued consolidated financial statements included in such Annual Report on Form 10-K as amended by our Annual Report on Form 10-K/A, have not been retroactively adjusted for incorporation herein;

•	our Quarterly Report on Form 10-Q for the period ended June 30, 2016, filed with the SEC on July 26, 2016;

•	our Quarterly Report on Form 10-Q for the period ended September 30, 2016, filed with the SEC on October 25, 2016;

•
our Current Reports on Form 8-K filed with the SEC on February 22, 2016 (Film No. 161443450), April 8, 2016, June 16, 2016 and July 1, 2016 and our Amended Current Report on Form 8-K/A filed on February 22, 2016;

•
the description of our Class A Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 14, 1994, including any subsequent amendment or report filed for the purpose of amending such description;

•
all documents that we file after the date of the initial registration statement and prior to the effectiveness of the registration statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act other than any information we furnish, rather than file, with the SEC pursuant to certain items of Form 8-K, during such period; and

•
all documents that we file after the effectiveness of the registration statement pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act other than any information we furnish, rather than file, with the SEC pursuant to certain items of Form 8-K, until we issue all of the shares of Class A Common Stock covered by this prospectus upon exercise of the Unit Warrants or the sale of shares of Class A Common Stock issuable upon exercise of the Unit Warrants pursuant to this prospectus is terminated.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write us at the following address or call us at the telephone number listed below:
CME Media Services Limited
Attn: Corporate Secretary
Krizeneckeho nam. 1078/5
152 00 Prague 5
Czech Republic
+420-242-465-573
We also maintain a website at www.cme.net through which you can obtain copies of documents that we filed with the SEC. The contents of that website are not incorporated by reference in or otherwise a part of this prospectus.

PROSPECTUS

53,171,770 Shares of
Class A Common Stock
Issuable upon Exchange of Unit Warrants

November 16, 2016